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                                                                 EXHIBIT 10.20

                           MATERIAL TESTING AGREEMENT

This Agreement is made this 18th day of April, 2002 by and between Sosei Co., Ltd. ("Sosei"), having its registered office at 2-14-2, Kojimachi, Chiyoda-ku, Tokyo, Japan and CombinatoRx, Incorporated, having a usual place of business at 650 Albany Street, Boston, MA 02118, U.S.A. ("CombinatoRx").

WHEREAS, Sosei owns or controls certain chemical compounds and technical information relating thereto, and wishes to undertake screening of such compounds that have been agreed upon by the parties (Compounds) for the purpose of discoveries related to single therapeutic effect agents and discoveries related to combination therapeutic effect agents (Purpose), and

WHEREAS, CombinatoRx has a capability to and is willing to undertake such screening with respect to the Compounds in order to look for discoveries related to single therapeutic effect agents and discoveries related to combination therapeutic effect agents utilizing its proprietary screening assay system, in accordance with the terms and conditions hereinafter appearing.

NOW THEREFORE, the parties hereto agree to the following:

A.   DEFINITIONS. The following definitions shall apply to this Agreement:

1. COMMERCIAL PURPOSES shall mean the sale, lease, license, or other transfer of the Compounds to a for-profit organization. Commercial Purposes shall also include uses of the Compounds by any organization, including CombinatoRx, to perform contract research, to produce or manufacture products for general sale, or to conduct research activities that result in any sale, lease, license or transfer of the Compounds to a for-profit organization. However, industrially sponsored academic research shall not be considered a use of the Compounds for Commercial Purposes per se, unless any of the above conditions of this definition are met. Further, any use of the Compounds by either Sosei or CombinatoRx in accordance with the terms hereunder will not be considered a use for Commercial Purposes.

2. AFFILIATE shall mean any corporation, firm, partnership or other entity which directly or indirectly controls, in controlled by, or is under common control with either of the parties.

3. CONFIDENTIAL INFORMATION shall mean trade secrets and proprietary and confidential technical information relating to the Compounds and business information including all information, data and materials concerning current, future or proposed equipment, materials, apparatus, processes, formulations, samples, techniques, drawings, specifications, production quantities, costs, suppliers, customers, know-how and the like which is disclosed by either party hereto to the other party hereto hereunder or generated as the results of screening carried out by CombinatoRx hereunder. Confidential Information disclosed in writing must be marked as such and oral disclosure must be confirmed in a written summary transmitted from one party hereto to the other party hereto with thirty (30) business days.

4. SINGLE THERAPEUTIC EFFECT AGENTS shall mean a therapeutic effect derived from the use of a compound as one agent on a disease, condition or disorders as can be reasonably scientifically ascertained, hypothesized and/or extrapolated from the screening assay data.

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5.   COMBINATION THERAPEUTIC EFFECT AGENTS shall mean a combination of two (2)
     or more compounds which, in combination, exert a therapeutic effect in a disease, condition or disorder as can be reasonably scientifically ascertained, hypothesized and/or extrapolated from the screening assay data.

6. DRP COMPOUNDS shall mean those compounds that the Confidential Information relating thereto has been disclosed by Sosei to CombinatoRx under the confidentiality agreement dated February 12, 2002 between the parties ("Confidentiality Agreement") with the code number starting with the word "DRP".

7. DRPM COMPOUNDS shall mean those compounds that the Confidential Information relating thereto has been disclosed by Sosei to CombinatoRx under the Confidentiality Agreement with the code number starting with word "DRPM".

8. ORIGINATOR shall mean the third party from whom Sosei has received the rights to perform re-profiling of the DRP Compound and the license under the intellectual property rights necessary to commercialize such specific DRP Compound for novel indications thereof in the Collaboration Countries.

9. ORIGINATOR RETAINED COUNTRIES shall mean those countries in which the Originator has retained either partially or in total development rights to the novel indications of a DRP Compound, particular of which is shown in the Schedule attached hereto.

10. COLLABORATION COUNTRIES shall mean all countries which are not the Originator Retained Countries.

B. SAMPLE SUPPLY. Sosei will promptly without charge, provide CombinatoRx with samples of the Compounds in such quantities and form as shall be agreed upon in advance between the parties for the screening by CombinatoRx for the Purpose together with such Confidential Information relating to the Compounds which Sosei possesses and is needed or requested by CombinatoRx for screening, mechanistic analysis and the commercial assessment of a potential discovery. Further, as Sosei's library of available DRP and DRPM Compounds increases, Sosei agrees that any additional Compounds shall be promptly provided to CombinatoRx for screening hereunder.

C. SCREENING. CombinatoRx shall, promptly after receipt from Sosei of the samples of the Compounds and the Confidential Information relating thereto, carry out the screening of the Compounds utilizing its aforementioned proprietary screening assays systems.

D.   USE OF COMPOUNDS. CombinatoRx agrees:

1. that the Compounds will be used only in CombinatoRx laboratories and only laboratory personnel under CombinatoRx's immediate and direct control or in laboratories directly contracted by CombinatoRx, whose personnel are bound by the terms of this Agreement;

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2.   to use the Compounds only for screening for the Purpose and NOT for any other purpose including the Commercial Purposes;

3. that the Compounds will be received, handled, stored, used and disposed of in compliance with all applicable laws, regulations and guidelines, and in accordance with safe and prudent practices, and will not be administered to human subjects or provided to any third parties, nor will any animals or plants exposed to the Compounds, or products of such animals or plants be used for food; and

4. that CombinatoRx has adequate systems, procedures and personnel to review and oversee arrangements for the receipt, handling, storage, use and disposal of experimental materials of the nature of the Compounds, and that it will ensure that all persons involved in receiving, handling, storing, using or disposing of the Compounds are adequately qualified by training and experience to do so safely and legally.

E. CONFIDENTIALITY. CombinatoRx agrees to keep in confidence and not to use for any purpose other than for the Purpose or not to disclose nor make available to any third party the Confidential Information received from Sosei or generated by CombinatoRx hereunder. However, the Confidential Information may be disclosed only to those employees of CombinatoRx who are reasonably required to access such information for the Purpose and who have been informed of the confidential nature of such information and agree to act in accordance with the terms and conditions of this Agreement.

     Notwithstanding the foregoing, nothing herein shall limit the use or disclosure of such Confidential Information which:

1. is legally in the possession of CombinatoRx or its employees prior to receipt thereof from Sosei;

2. enters into the public domain through no fault of CombinatoRx or its employees;

3. is disclosed to CombinatoRx without restrictions or breach of any duty of confidentiality by a third party who has the right to make such disclosure;

4. is independently developed by or for CombinatoRx without reference to Sosei's Confidential Information; or

5. In the event CombinatoRx is required by law or legal process to disclose any Confidential Information, CombinatoRx shall provide prompt notice of such to Sosei so that legal protection for the Confidential Information may be sought.

F. TRANSFER OF COMPOUNDS. CombinatoRx shall not transfer the Compounds to any others (except to its employees who are bound to CombinatoRx by like obligations and conditions restricting access, use, and continued use of the Compounds) without the express written consent of Sosei.

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G.   WARRANTY. CombinatoRx acknowledges that the Compounds are experimental products of research that may not have been fully characterized, and will accept the Compounds as is and entirely at its own risk.

H. TERM. This Agreement shall come into force on the date first written above and continue in full force and effect for a period of three (3) years (the "Term"), unless terminated earlier by any provision of this Agreement.

The provisions of Clauses E, F, G, I and J shall survive the termination of this Agreement for ten (10) years.

Upon termination of this Agreement, Sosei may request that CombinatoRx return or destroy the Compounds and the Confidential Information received from Sosei hereunder, including any copies or derivatives thereof in whatever form, CombinatoRx shall otherwise promptly destroy or dispose of samples of the Compounds and all the Confidential Information supplied by Sosei to CombinatoRx hereunder, including any copies or derivatives thereof in whatever form, except one copy of the Confidential information and so much of the Components as needed may be retained for archival purposes only.

I. INTELLECTUAL PROPERTY. In case of the DRP Compounds, parties hereto and the Originator of the DRP Compounds, and, in case of DRPM Compounds, both parties, shall have the right to jointly file patent applications claiming inventions derived from the screening by CombinatoRx hereunder through the use of the Compounds and/or the Confidential Information in any country of the world, unless any of the parties hereto including said Originator agree not to file or unwilling to file such patent application in any country of the world, and in such case the party(ies) who wish to file such patent application shall have the right to file such patent application by itself or themselves, as the case may be. Upon specific request of any party hereto, the other party(ies) agree to assist the first party to file such patent application by providing such other party(ies) with all necessary information and documents and by doing such actions, which are reasonably necessary for the filing of such patent applications.

     The costs associated with procuring the patents (such as, but not limited to, filing prosecuting, granting, recording, translations, maintenance fees and annuities) shall be borne by the party(ies) who owns the rights to file and who wish to actually file such patent application in each country of the world. In the event that it is agreed among parties who have the right to file and who wish to actually file such patent application that one party will on behalf of all applicants of such patent application take all necessary procedures in relation to such patent application (including but not limited to, filing, prosecuting, granting, recording, translating, maintaining of such patent application) under full consultation with the other applicant(s) of such patent application, the other applicant(s) of such patent application shall reimburse the first party for the costs and expenses related to such procurement of such patent application within thirty (30) days after such other applicant(s) has received from the first party a statement of such costs and expenses.

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J.   TERMS AND RESULTS OF SCREENING. Upon completion of a screening, CombinatoRx shall provide Sosei with: (A) the data that ranks the Compound(s) and identifies the level of effect in the assay plus such other data and information as necessary for Sosei to understand the test results; and (B) the data and test results to support a patent application if, and when, a patent application is filed. Sosei shall have the right to disclose the data to the Originator, if any, so long as Sosei confirms that the Originator is bound by the terms and conditions of this Agreement, and provided that CombinatoRx is acknowledged as the contributor of the data. Further, it is understood and agreed that CombinatoRx alone shall determine the ranking and prioritization of all screening assays and be responsible for and control all research relating to the Compounds including, the decision to terminate a test(s).

K. FURTHER DEVELOPMENT AND LICENSE. In the event that any discovery which is considered to be patentable in major countries of the word related to Single Therapeutic Effect Agents or Combination Therapeutic Effect Agents are made with respect to a Compound, the parties will be entitled to file patent applications as noted in Article I, and the commercializing rights to the Single Therapeutic Effect Agents and the Combination Therapeutic Effect Agents will be as follows:

          I.   DRP Compounds:

         (A) All discoveries related to Single Therapeutic Effect Agents with respect to any particular DRP Compound shall be licensed to the Originator of such particular DRP Compound and/or Sosei (depending upon the arrangements between such Originator and Sosei) in the Originator Retained Countries and to Sosei in the Collaboration Countries and CombinatoRx shall grant a license to the Originator and/or Sosei (depending upon the arrangements between such Originator and Sosei) in the Originator Retained Countries and to Sosei in the Collaboration Countries and Sosei shall pay to CombinatoRx a royalty at such percentage as shall be then agreed upon between the parties hereto of net sales from all resulting commercial products in all countries of the world (regardless of whether sales thereof is made by itself or its licensees including the Originator, if any).

         (B) All discoveries related to Combination Therapeutic Effect Agents with respect to any particular DRP Compound shall be licensed to the Originator of such particular DRP Compound and/or Sosei (depending upon the arrangements between such Originator and Sosei) in the Originator Retained Countries and to CombinatoRx in the Collaboration Countries and Sosei shall, and shall cause the Originator to, grant a license to CombinatoRx in the Collaboration Countries and CombinatoRx shall grant a license to the Originator and/or Sosei (depending upon the arrangement between such Originator and Sosei) in the Originator Retained Countries. Sosei shall pay to CombinatoRx a royalty at such percentage as shall then be agreed upon between the parties hereto of net sales from all resulting commercial products in all Originator Retained Countries (regardless of whether sales thereof is

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               made by itself or its licensees including the Originator, if any)
               and CombinatoRx shall pay to Sosei a royalty at such percentage as shall then be agreed upon between the parties hereto of net sales from all resulting commercial products in all Collaboration Countries (regardless of whether sales thereof is made by itself or its licensees).

          (C) The percentage of the royalty referred to in (A) and (B) above shall be determined in the rage of one percent (1%) to two percent (2%) of net sales at the time when the parties negotiate the relevant license agreement taking into account the contribution by each of the parties hereto and the Originator to the whole process of commercialization of the product in question. The definition of net sales referred to in (A) and (B) above shall be agreed upon between the parties at the time when the parties negotiate the relevant license agreement taking into account the usual and customarily terms in the industries.

               II.  DRPM Compounds:

               (A) All discoveries related to Single Therapeutic Effect Agents shall be owned exclusively by Sosei and CombinatoRx shall grant to Sosei all necessary license world-widely for freedom to operate without additional consideration and agrees to promptly execute and deliver the licenses as presented by Sosei.

               (B) All discoveries related to Combination Therapeutic Effect Agents shall be owned exclusively by CombinatoRx and Sosei hereby grants all necessary licenses to CombinatoRx world-widely for the freedom to operate without additional consideration; and agrees to promptly execute and deliver the licenses as presented by CombinatoRx.


It is agreed and understood that all such licenses for the DRP and DRPM Compounds shall be exclusive, perpetual and, in addition to the stated royalty rate, shall be upon other usual and customer terms and conditions generally found in comparable licenses. The party being the licensor shall propose the initial draft of the license and the parties shall thereafter negotiate in good faith and conclude the negotiations within forty-five (45) days after the delivery of the initial draft of the license. Where applicable, the license shall incorporate the terms and conditions of this Agreement and, in all cases, the license shall control in the event of a contest. Following the expiration of an applicable patent, the royalty rate shall be reduced to One (1%) percent.

If no agreement is reached between CombinatoRx and Sosei for the further development of any particular Compound, neither Sosei, nor CombinatoRx, nor the Originator of such particular Compound, if any, may use any results of the screening for any purpose whatsoever. In addition, no party (including, where relevant, the Originator) shall, with knowledge of such results, try to

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replicate those results through another means in order to progress development without the participation of the other parties for a period of not less that twenty four (24) months.

It is understood that Sosei is in the business of providing compound libraries to third parties, and that Sosei may grant such third parties rights to acquire licenses for any particular Compounds prior to the execution of any further agreement between the parties hereto. Accordingly, any rights to be granted to CombinatoRx in a further agreement between the parties hereto shall not extend to such particular Compound whereby (i) a third party (either alone or jointly with Sosei) has filed a patent application with respect to such particular Compound prior to the filing by CombinatoRx (either alone or jointly with Sosei) of a patent application with respect to such particular Compound, (ii) Sosei has previously granted a third party a license or other rights with respect to such particular Compound , or (iii) as shown by contemporaneous documentation, Sosei has previously decided to develop such particular Compound on its own behalf. It is further understood that any particular Compound provided to third parties in the course of Sosei's other business activities may result in third party patent applications and patents, including patent applications and patents owned by such third parties, or owned jointly by Sosei and such third parties, which could affect the rights CombinatoRx may wish to acquire from Sosei with respect to such particular Compound, and in such case, Sosei will promptly notify CombinatoRx whenever such particular Compound becomes unavailable to CombinatoRx. Subject to the immediately preceding provision of this Clause I, Sosei represents and warrants that all of the DRP Compounds being delivered now to CombinatoRx for screening are solely owned by Sosei and any Originator, all of whom are bound by this Agreement.

L. RIGHTS TO MATERIALS. The furnishing of the Confidential Information and samples of the Compounds to CombinatoRx shall not constitute any grant or license to CombinatoRx under any legal rights now or later held by Sosei other than as stated in this Agreement. The provision of the Confidential Information and samples of the compounds to CombinatoRx shall not alter any pre-existing right to the Confidential Information and the Compounds.

M. NON-COMPETITION. CombinatoRx shall neither contact directly with the Originator, originator and developer of any particular Compound for the purpose of obtaining any license or making any arrangements directly with the Originators, originator or developer with respect to such particular Compounds not knowingly carry out its independent screening without Sosei's involvement on such particular Compound, unless CombinatoRx can demonstrate with written records that it has been already reviewing and screening such particular Compound prior to the disclosure by Sosei to CombinatoRx under the Confidentiality Agreement of information relating to such particular Compound.

N. ENTIRE AGREEMENT AND REPRESENTATIONS. This Agreement reflects the entire agreement between Sosei and CombinatoRx, and the Agreement may be modified or altered only in writing. Each party represents and warrants to the other that it has the full power and authority to enter into this Agreement; that each signatory is duly empowered and authorized and that the Agreement is binding on each party.

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O.   INTERPRETATION AND JURISDICTION. The interpretation and validity of this
     Agreement and the rights of the parties shall be governed by the laws of the State of Delaware, U.S.A.

     In case of any dispute arising out of this Agreement, the parties shall endeavor to settle such dispute amicably between themselves. In the event that the parties fail to agree, any such dispute shall be finally settled by arbitration in accordance with the then applicable Rules of Arbitration of the International Chambers of Commerce by one or more arbitrators appointed under the Rules. The place of arbitration shall be in Tokyo (Japan) if the claimant is CombinatoRx, and in Boston (U.S.A.) if the claimant is Sosei. The determination of such arbitration panel shall be final and conclusive, and binding upon the parties hereto, it being however agreed and understood that any patent right shall be governed by the laws of the country in which such patent is filed.

P. PRESS RELEASE. The parties agree that, upon execution and delivery of this Agreement, CombinatoRx and Sosei shall be entitled to issue a press release announcing this Agreement after obtaining a prior consent of the other party on the contents of such announcement.


CombinatoRx, Incorporated                  Sosei Co., Ltd.


By: /s/ Joanna Horobin                     By: /s/ Kenzo Nakajima
    ---------------------------            Name:  Kenzo Nakajima
Name:  Joanna Horobin                      Title: Executive VP & COO
Title: Executive Vice President
       & Chief Operating Officer

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                                    SCHEDULE

The Originator Retained Countries are as follows:

1.   DRP-010, DRP-034, DRP-035 and DRP-036: None.
2. DRP-003 through DRP-009, DRP-011 through DRP-014, DRP-019, DRP-024 and DRP-025; Asia.
3. DRP-015 through DRP-017: Asia, however, both the Originator and Sosei retain the right in North America.
4.   DRP-020 through DRP-023: Asia and EU (member countries as of February 4,
     2000), however, both the Originator and Sosei retain the right in all other countries than EU and Asia.
5. DRP-026 through DRP-032: All countries except for EU (England, Germany, Italy, Spain, Portugal, Belgium, Netherland, Luxemburg, Austria, Denmark, Sweden, Finland, Ireland), however, both Originator and Sosei retain the right in all countries other than EU, Asia and Oceania.
6. DRP-002: the right to commercialize DRP-002 will be determined only after discussion between Sosei and the Originator but Sosei will have no right in Japan in case the Originator wises to commercialize DRP-002 in Japan.

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